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                                                                    Exhibit 10.1

                                AMENDMENT TO THE
                       PREMCOR 2002 EQUITY INCENTIVE PLAN

     WHEREAS, Premcor Inc. ("Company") previously adopted the Premcor 2002 Equity Incentive Plan ("Plan"); and

     WHEREAS, the Company reserved the right to amend the Plan in Section 13 thereof; and

     WHEREAS, the Company desires to amend the Plan effective January 1, 2002, to clarify the definition of fair market value;

     NOW, THEREFORE, effective January 1, 2002, Section 2(l) is deleted in its entirety and replaced to read as follows:

     (l) Fair Market Value: The fair market value of the Shares as of any date shall be as determined from time to time by the Board in good faith. Unless otherwise determined by the Board, (a) if the Shares are traded on NASDAQ, the fair market value of Shares as of any date shall be the closing sale price on that date of a Share as reported in the NASDAQ National Market Issues of the Midwest Edition of the Wall Street Journal, or (b) if the Shares are traded on the New York Stock Exchange, the fair market value of Shares as of any date shall be the closing sale price on that date of a Share as reported on the New York Stock Exchange Composite Tape or, if the Shares are not traded on NASDAQ or the New York Stock Exchange, as applicable, on such date, on the next following date on which it is so traded."

     IN WITNESS WHEREOF, Premcor Inc. has caused this amendment to be executed this 24 day of October, 2002.

                                       PREMCOR INC.


                                       By:      /s/ James R. Voss
                                          --------------------------------------
                                       Title:  Senior Vice President and
                                               Chief Administrative Officer